Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2009 RESULTS

Board of Directors Declares Third Quarter Dividend

LINCOLN, Nebraska (August 4, 2009) — National Research Corporation (NASDAQ:NRCI) today announced results for the second quarter 2009.

•	Quarterly revenue up 14% to $13.6 million
•	Quarterly operating income up 6%
•	Quarterly earnings per share $0.24
•	Year-to-date growth: revenue up 20%; operating income and basic earnings per share up 21%

        Commenting on the second quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “Our second quarter revenue growth was respectable, while growth in net income was not. That said, year-to-date performance is tracking close to plan. Second quarter net new sales were 15% ahead of first quarter which is a positive indication for the second half of 2009.”

        Revenue for the quarter ended June 30, 2009, was $13.6 million, compared to $11.9 million for the same period in 2008. Net income for the second quarter was $1.6 million, or $0.24 basic and diluted earnings per share, compared with net income of $1.6 million, or $0.24 basic and $0.23 diluted earnings per share, in the prior year period. Operating income increased 6% to $2.7 million for the quarter ended June 30, 2009, compared to $2.6 million for the same period in 2008.

        Revenue for the first half of 2009 increased 20% to $30.3 million, compared to $25.4 million for the same period in 2008. Net income for the first six months of 2009 increased 19% to $4.3 million, resulting in $0.64 basic and $0.63 diluted earnings per share, up 21% and 22% respectively, over the same period in 2008.

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NRCI Announces Second Quarter 2009 Results

August 4, 2009

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.16 (sixteen cents) per share payable September 30, 2009, to shareholders of record as of the close of business on September 4, 2009.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “Net income for the quarter was lower than we desire at 12% of revenue. For the third quarter 2009, we anticipate net income back in the 15% range which aligns with our model.”

        A listen-only simulcast of National Research Corporation’s 2009 second quarter conference call will be available online at www.earnings.com on August 5, 2009, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Second Quarter 2009 Results

August 4, 2009

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$13,594	$11,901	$30,334	$25,355
Operating expenses:
Direct expenses	6,304	5,320	13,581	11,247
Selling, general and administrative	3,697	3,348	7,677	6,907
Depreciation and amortization	891	676	2,001	1,342

Total operating expenses	10,892	9,344	23,259	19,496

Operating income	2,702	2,557	7,075	5,859
Other income (expense):
Interest income	--	8	1	27
Interest expense	(85)	(53)	(223)	(97)
Other, net	(98)	(13)	(57)	(20)

Total other income (expense)	(183)	(58)	(279)	(90)
Income before income taxes	2,519	2,499	6,796	5,769
Provision for income taxes	910	918	2,537	2,185

Net income	$1,609	$1,581	$4,259	$3,584

Net income per share, basic	$0.24	$0.24	$0.64	$0.53

Net income per share, diluted	$0.24	$0.23	$0.63	$0.52

Weighted average shares outstanding:
Basic	6,637	6,637	6,635	6,728
Diluted	6,734	6,793	6,720	6,892

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NRCI Announces Second Quarter 2009 Results

August 4, 2009

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30, 2009	Dec. 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$404	$1,109
Accounts receivable, net	7,395	6,531
Income taxes recoverable	687	574
Other current assets	2,533	2,225

Total current assets	11,019	10,439
Net property and equipment	14,403	13,747
Other, net	46,842	47,959

Total Assets	$72,264	$72,145

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,122	$2,208
Deferred revenue	14,203	12,926
Accrued compensation	1,895	1,375
Notes payable	820	4,581

Total current liabilities	19,040	21,090
Non-current liabilities	11,924	12,457

Total Liabilities	30,964	33,547

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 8,016,021 in 2009 and 8,019,922 in 2008;
outstanding 6,660,517 in 2009 and 6,667,517 in 2008	8	8
Additional paid-in capital	27,605	27,217
Retained earnings	35,805	33,677
Accumulated other comprehensive income (loss)	253	(6)
Treasury stock	(22,371)	(22,298)

Total shareholders’ equity	41,300	38,598

Total liabilities and shareholders’ equity	$72,264	$72,145

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